Exhibit 99.1

February 3, 2021

Dear Shareholders:

There is a rhythm to agriculture that is predictable even in unpredictable times. The first half of the year starts strong, as Southern Hemisphere row crops mature and move toward harvest. In the Northern Hemisphere, orchards are being pruned and prepped for bud set and pollination. Row crop farmers are finalizing seed and input selections, cautiously optimistic right now as crop prices have been recovering with better global trading patterns.

Everyone has an eye on the weather. We’ve seen the variability of weather conditions most noticeably here in California. In mid-January, we were facing extremely dry conditions with less than adequate topsoil moisture. We are now in a cycle of storms that has brought heavy rains, snow and winds, and the benefit of much needed additional snowpack in the Sierra Nevada.

As the leading supplier of biological ag solutions, our commercial activities follow this same seasonal pattern. When we reported our FY 2020 third-quarter earnings, we forecast that the second half of the year would be smaller than the first half, with our fourth quarters generally being the smallest in terms of revenue given seasonality. We also anticipated that we would finish the year with revenue growth in line with our four-year CAGR of 25%+, gross margins in our target mid-50s range, and continued progress on reducing operating expenses. We will report FY 2020 earnings in March, but subject to our quarter-end closing procedures and review process, all indicators are that our financial results will be in line with the expectations we outlined in the third quarter.

In FY 2020, we saw Pro Farm make significant strides and contributions to our success. Partnerships – like those with Vive and Rizobacter – were struck to open new doors for us. The R&D pipeline was thoroughly vetted, and we have a clear path to creating additional value from new products over the next 5-to-10 years. Our MMM manufacturing facility is preparing for an expansion that will allow us to bring additional production in-house, improve gross margins and reduce working capital.

Long-term, our success is tightly linked to the diversification of our portfolio, whether it be the products we sell, the crops we serve or the geographies we reach. We made gains in all three areas in FY 2020. I would highlight that we made a step change in our geographic mix in FY 2020 that will serve as a solid platform from which to expand internationally in FY 2021 and beyond.

With these kinds of changes, the needs of the organization grow and shift as well. We’ve asked several members of our leadership team to take on new roles and responsibilities to accelerate our growth plans.

First, Kevin Hammill will take on a new role as Chief Manufacturing and Supply Chain Officer. Kevin was critical in revamping and growing the commercial organization in short order, and his leadership as Chief Commercial Officer has played a major role in our success. His strengths and experience are the right fit as we invest more than $1 million in an upgrade of the MMM manufacturing facility with a projected two-year payback.

Second, we’ve streamlined the commercial organization and have eliminated the Chief Commercial Officer role. As result, Matti Tiainen is being promoted to Senior Vice President of International Sales reporting to me, with responsibilities for our commercial activities in EMEA/CIS, South America and Asia Pacific. Matti joined us in 2019 with the acquisition of Pro Farm, which he co-founded, and we look forward to applying his global view to all aspects of our commercial offerings.

Tim Knight will be sharing commercial responsibilities with Matti as Senior Director of Sales, North and Central America, also reporting to me. While relatively new to Marrone Bio, Tim has more than 30 years of experience in agriculture with excellent skills in sales, marketing, product development and channel management.

Third, but not least, we recently announced that Sue Cheung will join Marrone Bio as our new Chief Financial Officer, effective Feb. 18. Sue comes to us with extensive expertise in finance, accounting, cost management and strategic development, and we look forward to having her on board shortly.

I am grateful to everyone who has agreed to take on new responsibilities as we continue to evolve as an organization. I am confident that FY 2021 will be an exciting year for Marrone Bio, and I look forward to sharing our successes with you, our shareholders, as we achieve new goals and chart new paths.

All the best,

Kevin Helash

Chief Executive Officer

Forward Looking Statements

This letter contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this letter regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the views of Marrone Bio Innovations, Inc. (“MBI”) as of any subsequent date. Examples of such statements include statements regarding guidance for 2020 financial results, projected returns from MMM, the commencement of employment of our new Chief Financial Officer, MBI’s future financial results and international sales. Such forward-looking statements are based on information available to MBI as of the date of this letter and involve a number of risks and uncertainties, some beyond MBI’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for MBI’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties and any difficulty in integrating the acquired businesses. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this letter, whether as a result of new information, future events or otherwise.

Company Contact:

Clyde Montevirgen

VP of Business Development & Investor Relations

Telephone: 530-750-2800

info@marronebio.com

Investor Relations:

Lucas A. Zimmerman

Senior Vice President

MZ Group – MZ North America

Main: 949-259-4987

MBII@mzgroup.us